Exhibit 10.22

November 2, 2006

Mr. Charles E. Cauthen
1105 Valladolid de Avila
Tampa, FL 33613

Dear Charles:

Confirming our recent discussions, we are pleased that you have accepted our position as Chief Financial Officer of the Homes Group (“the Company”) and President of Mid-State Homes, Inc. effective November 13, 2006. The following outlines the terms of your employment. This document supersedes all previous agreements you had with the Company or any of its affiliates and includes an updated Change in Control Agreement dated October, 2006.  These documents will be final and binding on the date you sign.

1.                                       You will serve as Chief Financial Officer of the Homes Group and President of Mid-State Homes, Inc. reporting to the Chief Executive Officer of the Homes Group. You will be responsible for the management of all financial matters affecting the Company, including financial reporting, balance sheet management, capital structure, strategic issues and working with the corporate accounting department of Walter Industries, Inc.  You will also manage the P&L of the Financial Services Group including its growth and return objectives.

2.                                       Your compensation package will be as follows:

(a)                                  Your annualized base salary will be increased from $300,440 to $325,000 per year effective January 1, 2007 and your salary and performance will be reviewed annually consistent with the practices of the Company.

(b)                                 You will participate in the Executive Incentive Plan (EIP) as established by the Company.  For the 2006 fiscal year, you will continue to participate in the Walter Industries, Inc. EIP with a bonus target of 60% of your base salary to a maximum of 2 times target.  Your bonus will be calculated using the performance of Jim Walter Homes from January 1, 2006 through August 15, 2006, then using the performance of the Homes Group (combined Jim Walter Homes and Financial Services Group) for the period August 16, 2006 through December 31, 2006. The amount of your incentive will fluctuate based upon actual performance under the performance metrics associated with the EIP. In situations other than those described in section 3 of this agreement, a bonus will not be paid or payable in the event you are not employed by the Company on the date the bonus is paid.  Please note that participation in the Employee Stock Purchase Plan is a requirement of the Walter Industries’ EIP.

(c)                              You will be eligible for the Walter Industries, Inc. annual long-term incentive program.  In addition, you will receive a one-time grant of non-qualified stock options on the equivalent of 2.5% of the total combined equity of the Homes Group (or another vehicle that will deliver equivalent value). The strike price of these options will be equal to the strike price used in the equity grant for the CEO of the Homes Group pursuant to his agreement of March 2, 2006. These options will vest at the rate of 1/3 per year commencing on 03/02/07, 03/02/08, and 03/02/09 respectively. The options will be evidenced by an option agreement and option plan, which are substantially equivalent to the form of plan and agreement currently used by Walter Industries, Inc., with such revisions as are necessary to conform to this agreement.  Except as provided below, these options will expire ten years from the grant date.  The options will vest on any change in control of the Homes Group.  A spin-off or other transaction separating the Homes Group from Walter Industries, Inc. shall not be considered a change in control and in the case of such a transaction your options and this agreement will continue in full force and effect.  In the event of your termination by the Homes Group for Cause or your voluntary termination of employment other than for a reason specified in the next sentence, your unvested options will expire immediately and you will have 90 days to exercise any options which are vested on the date your employment terminates.  In the event of your termination by the Homes Group for any other reason, your resignation because of a significant diminution in pay or responsibilities, your normal retirement after the third anniversary of the date of this agreement, your resignation because of the Homes Group’s or Walter Industries’ material breach of this agreement which is not cured within a reasonable period after notice, or your death, your options will accelerate and fully vest on the date of termination and you will have two years after termination to exercise your vested options.  If you have vested options at any time when there is no public market for the common stock of the Homes Group and you notify the Homes Group of your intention to exercise such options, the per share price of the common stock of the Homes Group shall be calculated by reference to a valuation of the Homes Group as a going concern conducted by a mutually agreeable, experienced valuation firm of national reputation. The Homes Group shall not be required to conduct more than one such valuation in any calendar year. Following receipt of such valuation, the Homes Group shall, upon your request, pay you an amount in cash equal to the difference between the price of the common stock as so calculated and the strike price of the options you wish to exercise upon your surrender of such options to the Homes Group.

(d)                                 You will receive a vehicle allowance of $1,500 per month, subject to usual withholding taxes.

(e)                                  You will receive the benefits generally applicable to senior executives of the Company in the location in which you are primarily based, as well as the following additional benefits:

•                  Reimbursement for all reasonable and customary business-related travel and entertainment expenses in accordance with the terms of the policy generally applicable to the executives in the location in which you are primarily based, as it may change from time to time.

•                  Participation in the group life and health insurance benefit programs, generally applicable to executives employed in the location in which you are primarily based, in accordance with their terms, as they may change from time to time.

•                  Participation in the Company’s retirement plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.

•                  Participation in the Employee Stock Purchase Plan, generally applicable to salaried employees in the location in which you are primarily based and as it may change from time to time and in accordance with its terms.

•                  Eligibility for 30 days of annual vacation to be used each year in accordance with policy generally applicable to executives employed in the location in which you are primarily based, as it may change from time to time.

3.                                       In the event of your involuntary termination, other than for “Cause” (defined below), in the event of your Constructive Termination (also defined below), or if you are required to relocate more than 50 miles from the current headquarters location in Tampa, Florida, in each case, other than as a result of death or disability, you will be entitled to (i) payment of base salary for 18 months, (ii) payment of the target amount of your cash bonus (including your vehicle allowance) for 18 months, and (iii) continued participation in benefits until the earlier of the 18-month anniversary of the termination date or until you are eligible to receive comparable benefits from subsequent employment. The COBRA election period will not commence until the expiration of that 18-month period. Payment must be in accordance with all government regulations e.g. IRC 409A.

4.                                       You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company.  You hereby assign to the Company your entire right and interest in any Developments and will hereafter execute any documents in connection therewith that the Company may reasonably request.  This section does not apply to any inventions that you made prior to your employment by the Company or any of its predecessors or affiliates, or to any inventions that you develop entirely on your own time without using any of the Company’s equipment, supplies, facilities or the Company’s or its customers’ confidential information and which do not relate to the Company’s business, anticipated research and developments or the work you have performed for the Company.

5.                                       Non-Compete/Non-Solicit. It is understood and agreed that the nature and methods employed in the Company’s business are such that you will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Company that result in the creation of customer goodwill.  Therefore, following the termination of employment under this agreement for any reason that results in the payment of severance and continuing for a period of eighteen (18) months from the date of such termination, so long as the Company or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area (defined below), including the states that the Company operates in as of the date of your separation, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)                                  Call upon, solicit, write, direct, divert, influence, or accept business (either directly or indirectly) with respect to any account or customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to Company, including but not limited to any other affiliated companies; or

(b)                                 Hire away any independent contractors or personnel of Company and/or entice any such persons to leave the employ of Company or its affiliated entities without the prior written consent of Company.

Notwithstanding the foregoing, following the termination of employment under this agreement for any reason and continuing for a period of eighteen (18) months from the date of such termination, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise, hire away any independent contractors or personnel of Employer and/or entice any such persons to leave the employ of Employer or its affiliated entities without the prior written consent of Company.

6.                                       Non-Disparagement.  Except as may be legally required following the termination of employment under this agreement for any reason and continuing for so long as the Company or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, neither you nor the company shall not, directly or indirectly, for themselves or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)                                  Make any statements or announcements or permit anyone to make any public statements or announcements concerning your termination with Company, or

(b)                                 Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of you or the Company or its affiliated entities.

7.                                       As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

8.                                       You acknowledge and agree that you will respect and safeguard the Company’s property, trade secrets and confidential information.  You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property.  In the event that you leave the employ of the Company, you will not disclose any trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

9.                                       Definitions:

 “Cause” shall mean: (a) a willful and continued material failure to act in accordance with the reasonable instructions of the CEO of the Homes Group, (b) conviction of a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business or affairs of the Company or any other felonious conduct on your part that is demonstrably detrimental to the best interests of the Company or any subsidiary or affiliate, (c) being repeatedly under the influence of illegal drugs or alcohol while performing your duties, or (d) commission of any other willful act that is demonstrably injurious to the financial condition or business reputation of the Company or any subsidiary or affiliate. However, no act or failure to act on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

“Constructive Termination” shall mean, without your written consent: (a) a material failure of the Company to comply with the provisions of this agreement, (b) a material diminution of your position (including status, offices, title and reporting relationships), duties or responsibilities, (c) any purported termination of your employment other than for Cause, or (d) the failure of a successor corporation to assume the Company’s obligations under this agreement.

For purposes of this agreement, a significant diminution in pay or responsibility shall not have occurred if: (i) the amount of your bonus fluctuates due to performance considerations under the EIP or other Company incentive plan applicable to you and in effect from time to time or (ii) you are transferred to a position of comparable responsibility and compensation with the Homes Group, as long as you retain the position of Chief Financial Officer and report to the  Chief Executive Officer.

“Restricted Area” shall mean in the homebuilding and financing industries that we compete at the time of your separation, unless management approves an exception.

 10.                      As discussed, the Company desires to have you, as a senior executive of the Company, make a meaningful investment in the Company. If and when the Homes Group spins-off from Walter Industries, you have committed to invest at least $100,000 in the Company’s common stock within two years after the date of the spin-off.

11.                                 In the event that any portion of any payment under this agreement, or under any other agreement with, or plan of the Company (in the aggregate, Total Payments) would constitute an “excess parachute payment,” such that a golden parachute excise tax is due, the Company shall provide to you, in cash, an additional payment in an amount sufficient to cover the full cost of any excise tax and all of your additional federal, state, and local income, excise, and employment taxes that arise on this additional payment (cumulatively, the Full Gross-Up Payment), such that you are in the same after-tax position as if you had not been subject to the excise tax. For this purpose, you shall be deemed to be in the highest marginal rate of federal, state, and local income taxes in the state and locality of your residence on the date of your termination. This payment shall be made as soon as possible following the date of your termination, but in no event later than ten (10) calendar days from such date.  For purposes of this agreement, the term “excess parachute payment” shall have the meaning assigned to such term in Section 280G of the Internal Revenue Code, as amended (the Code), and the term “excise tax” shall mean the tax imposed on such excess parachute payment pursuant to Sections 280G and 4999 of the Code.

12.                                 It is agreed and understood that this offer letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter herein and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Jim Walter Homes, the Homes Group and related business units.

Charles, your signature below confirms your acceptance of this employment agreement. Please sign one of the enclosed copies and return it to me in the envelope provided.

Very truly yours,

/s/ Mark O’Brien

Mark O’Brien
Chief Executive Officer of the Homes Group

MO: lac
Enclosures

Agreed and Accepted

/s/ Charles E. Cauthen

Charles E. Cauthen

Date